Exhibit 99.1

Fortegra Financial Corporation
Fourth Quarter 2013 Earnings
March 11, 2014

Operator: Greetings and welcome to the Fortegra Financial Fourth Quarter 2013 Earnings Call. At this time, all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.
I would now like to turn the conference over to your host, Stephanie Gannon. Please go ahead.

Stephanie Gannon: Thank you, Operator. Good morning. Thank you for joining us to discuss our fourth quarter 2013 results. With me today are Rick Kahlbaugh, Fortegra’s President and Chief Executive Officer; and Walt Mascherin, our Chief Financial Officer. They will provide an overview of our results and then we’ll open up the call for your questions.

If you haven’t already received it, our press release is available in the Investor Relations section of our website at fortegrafinancial.com. In addition, we have added further disclosures, such as the fiscal supplement, which is also available in the Investor Relations section of our website at fortegrafinancial.com. Additional information concerning Fortegra and its businesses, including risk factors that potentially could materially affect Fortegra’s financial results, is contained in Fortegra’s filings with the SEC, which are available free of charge at the SEC website at sec.gov.

As a reminder, this call is being recorded and a replay will be available later today.

Before we begin, we want to caution you that on today’s call, we will include forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties. All statements, other than statements of historical facts included in the press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of our operations, plans, objectives, future performances and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as anticipate, estimate, expect, project, plan, intend, believe, may, should have, can have, likely, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements made on today’s call are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors we believe are appropriate under the circumstances. You should understand that these statements are not guarantees of performances or results. They involve risks, uncertainties, some which are beyond our control and assumption. Although we believe these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under Item 1A, Risk Factors, in Fortegra Financial’s annual report on form 10-K and quarterly report on form 10-Q. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect, our actual results may vary in material respect from those projected in these forward-looking statements.

Any forward-looking statement made by us on this call speaks only of that date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

And now, I will turn the call over to Fortegra Financial’s President and CEO, Rick Kahlbaugh.

Richard Kahlbaugh: Good morning, everyone, and thank you for joining us on our fourth quarter call. We view 2013 as a pivotal year in our Company's history and one that will be viewed as a critical turning point towards our future success.

We started the year off having just acquired two exceptional companies, ProtectCELL and 4Warranty, and we finished the year with the sale of B&G and eRe to AmWINS Group for gross proceeds of $83.5 million. These events were transformational for the Company. They served to enhance Fortegra's business focus and added efficiency to our operations.

Our move into brokerage, which began in 2009, was a success. The two businesses were solid value creators for Fortegra, so it was not an easy decision to divest those companies. We would like to thank the management who ran B&G and eRe day-to-day for doing an exceptional job jotting out brokerage operations through a challenging underwriting market. After careful consideration, we determined it was in the best interest of our long-term success to focus the Company in areas we believe offers the most attractive opportunities for growth.

There are several reasons why we view our new streamlined structure and focus with such excitement. Although brokerage was a solid contributor to the Company, it required a considerable amount of support and attention. With brokerage out of the mix, we are now able to focus our full resources on our Warranty, Service Contract, Roadside Assistance and Payment Protection products. That is significant as these products generate our highest margins and provide significant opportunity for future growth.

The areas we will be targeting are Credit Insurance and other Specialty product lines such as Mobile Device Warranty and Service Contracts, as well as Auto-related products including Auto Service Contracts and Roadside Assistance programs. We will also be an active participant in traditional Brown and White Service Contract offerings.

Another compelling reason to narrow our focus is that we are targeting highly attractive markets. We can now devote our full attention and expertise on competing in the $3 billion credit protection market and the $31 billion extended warranty and service contract market. Given the size of these markets, there's considerable opportunity for growth. We believe that narrowed focus will enhance our ability to execute and compete in these markets.

Additionally, we were also pleased with the performance of our ongoing operations in the fourth quarter. Direct and assumed written premiums for the fourth quarter 2013 rose 17.6% year-over-year, and the full-year increased 11.5% over 2012. Moreover, due to the disposition of brokerage, we strengthened our balance sheet, reduced our debt by $77.5 million and have greatly improved our financial flexibility. To enhance our liquidity, we are in the process of upsizing our credit facility.

Finally, one housekeeping note before I turn the call over to Walt for his financial review. Following the sale of brokerage, Fortegra also realigned its reporting structure to manage its ongoing business as a single profit center and will report financial results from continuing operations in one reportable segment.

So, I'd like to turn the floor over to Walt for a more detailed financial review of the quarter, after which I will have some brief closing remarks and open up the call for your questions. Walt?

Walter Mascherin: Thanks, Rick. First, I will take you through our performance in the fourth quarter, and then review the full-year. Total revenues from continuing operations increased 28.9 million or 45% to 92.5 million for the fourth quarter of 2013 compared to 63.6 million for the fourth quarter of 2012. The increase had no contribution from net realized investment gains. Net revenues, which are comprised of total revenues less net losses and loss adjustments, member benefit claims and commission expenses, increased 5.8 million or 25.6% to 28.2 million for the quarter compared to 22.5 million for the prior-year period.

Fourth quarter 2013 adjusted EBITDA from continuing operations before non-controlling interest was 9.6 million versus 8.8 million in the fourth quarter of 2012, an increase of 9.3%. The adjusted EBITDA margin for the same period was 33.9% versus 39% in the fourth quarter of 2012, reflecting the impact of ProtectCELL acquisition.

Operating expenses increased 4.7 million or 32% to 19.1 million for the quarter compared to 14.5 million for the prior-year period, resulting from operating expenses associated with ProtectCELL and the 4Warranty acquisition. Excluding ProtectCELL and 4Warranty, operating expenses for the comparable prior period decreased 0.9 million. Income from continuing operations before non-controlling interest for the quarter increased 0.3 million or 7.3% to 3.9 million from 3.6 million in the fourth quarter of 2012; principally a result of the expansion of our Warranty products to ProtectCELL and 4Warranty.

Non-GAAP adjusted net income from continuing operations was 3.6 million or $0.18 per diluted share compared to 4.2 million or $0.20 per diluted share in the fourth quarter of 2012, which benefited from a Citi (ph) commission contingent payment received in the fourth quarter of 2012. Net income attributable to Fortegra Financial Corporation, including discontinued operations for the three months ended December 31st, 2013 increased 8.8 million or 232% to 12.6 million from 3.8 million for the three months ended December 31st, 2012.

Earnings per diluted share attributable to Fortegra Financial Corporation increased to $0.62 for the three months ended December 31st, 2013 from $0.18 for the same period in 2012. Discontinued operations represented $0.46 per diluted share in the fourth quarter of 2013 compared to $0.01 in 2012.

The 2013 impact included the $8.8 million gain on sale net of tax or $0.43 per diluted share. For the full-year 2013, total revenues from continuing operations increased 91.5 million or 35.7% to 347.9 million for the full-year 2013 compared to 256.3 million for the full-year 2012. Net revenues increased 22.9 million or 27.7% to 105.7 million for 2013 compared to 82.7 million for 2012.

Operating expenses increased 21.9 million from 41.5% to 74.6 million for 2013 compared to 52.7 million for 2012. These increases resulted principally from the expansion of our Warranty Service Contract products to ProtectCELL and 4Warranty.

Full-year 2013 adjusted EBITDA from continuing operations before non-controlling interest was 34.3 million compared to 30.1 million in 2012, an increase of 14%. The adjusted EBITDA margin for the same period was 32.5% versus 36.4% in 2012 which includes the impact of ProtectCELL.

Income from continuing operations before non-controlling interest for the year ended December 31st, 2013 decreased 1.2 million or 8.9% to 11.8 million from 13 million for the year ended December 31st, 2012. The decrease resulted from the 0.8 million of expense from previously announced claims to consult certain functions within our operations in 2013, while our 2012 results included a $1 million benefit from a change in accounting estimate.

Non-GAAP adjusted net income from continuing operations was 12.6 million or $0.61 per diluted share compared to 13.7 million or $0.67 per diluted share in 2012.

Net income attributable to Fortegra Financial Corporation including discontinued operations for the year ended December 31st, 2013 increased 7.6 million or 49.8% to 22.7 million from 15.2 million for the year ended December 31st, 2012.

Earnings per diluted share attributable to Fortegra Financial Corporation increased 50% to $1.11 for the year ended December 31st, 2013 from $0.74 for the same period in 2012. The 2012 results included a $1 million benefit from a change in accounting estimate, or $0.05 per diluted share. Discontinued operations represented $0.60 per diluted share in 2013 compared to $0.11 for 2012. The 2013 impact included an $8.8 million gain on sale net of tax of $0.43 per diluted share.

Now, onto the balance sheet. Total investments in cash and cash equivalents increased to 160.5 million at December

31st, 2013 compared to 133.3 million at December 31st, 2012. Goodwill decreased 54 million to 73.7 million at December 31st, 2013 compared to 127.7 million at December 31st, 2012 as a result of the disposition. Other intangible assets decreased 21.1 million of which 14.1 million related to the disposition.

Unearned premiums were 256.4 million at December 31st, 2013 compared to 235.9 million at December 31st, 2012. Total debt outstanding at December 31st, 2013 decreased to 38.3 million compared to 124.4 million at December 31st, 2012. Stockholder's equity increased to 166.5 million at December 31st, 2013 from 145.7 million at December 31st, 2012. At December 31st, 2013, we had $75 million available on our primary revolving credit facility and we remained in compliance with our debt covenance.

I'll now turn the call back to Rick to discuss the outlook for 2014 and closing remarks. Rick?

Richard Kahlbaugh: Thanks, Walt. As I mentioned before, our goal is to become an industry leader in niche insurance products, service contracts, extended warranty, credit and other similar products. Admittedly, that is no small goal; however, we believe that the objective is realistic and we have a well thought-out strategy to achieve it.

We see many attractive and underserved markets where we have the ability to market and make a real impact. The key to our success will be how well we identify new channels to introduce tailored products addressing underserved and unmet consumer need.

As we have said many times, a key criterion for all of the products that we develop and market is that they take the spikes out life for the consumer. In just the past year, we have been successful at introducing many affordable plans that do just that.

Last quarter, we mentioned a few examples of newly launched programs. One you may recall is our Roadside Assistance package with personal auto coverage. We had great success with the launch and that success continues. We expect that program to generate approximately 4.8 million of earned premium and fees in 2014. As you can see, we can quickly launch a new program and generate meaningful revenue in a relatively short period of time.

We have concluded that the Personal Auto Space represents a unique niche to embed our Roadside programs and drive organic growth. Consequently, we anticipate launching a similar program in the second and third quarter this year.

You may also recall another new product we highlighted was Tenant Property Damage. As a reminder, this is a way for tenants to meet the community's lease requirements by providing property damage liability protection for damages they may originate. The program continues to be a success and we've written more than 1.1 million in premiums since the launch. This program is expected to continue to grow throughout 2014.

These are just two examples of how we can complement a variety of consumer transactions with niche products that meet a specific customer need. The takeaway here is that what you are seeing is how we approach the market. We think we have-we can introduce new products and services in a cost-effective way and have the potential to generate attractive returns.

Another exciting development in the quarter was a major competitor's decision to exit a segment of the payment protection market. Their announcement created a very sizable market opportunity for us and we took swift action to win over payment protection customers. We expect to pick up 50 to 60 million in new premium this year, and longer-term that number should grow.

You should also expect to see continued investment in the business in 2014. We are looking to further enhance our sales force, increase brand recognition and improve operational efficiency.

So in closing, we are quite excited about the future. We have clear goals and objectives, a streamlined organization and the financial strength to support our initiatives. Having said that, we are aware that the road ahead is not without its obstacles. We fully expect the challenging environment we face in 2013 to continue into this year from both an economic and regulatory standpoint. We would not be surprised to see continued concerns over the CFPB, keeping existing and potential clients on the sideline, but we will continue to introduce our own products into new markets unaffected by these headwinds; and given the success we've experienced with our recent launches, we expect significant progress.

Our formula for creating value is straightforward: become a leader in niche insurance products and keep a watchful eye on expenses. We are highly confident we can do just that. As we look to 2014, we expect revenue growth of 7 to 9% and EBITDA margins of 32 to 34%.

So, I will stop there and turn the floor over to your questions. Operator, please proceed.

Operator: Thank you. At this time, we'll be conducting a question-and-answer session. If you'd like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, if you'd like to ask a question today, please press star, one on your telephone keypad. You will hear a confirmation tone to indicate that your line is in the question queue. One moment please while we poll for questions.

Once again, if you'd like to be placed in the question queue, please press star, one on your telephone keypad. Our first question today is coming from Timothy Call from the Capital Management Corporation. Please proceed with your question.

Timothy Call: Congratulations on the transactions this year. With the-your balance sheet, it looks like you have $6.28 per share of net cash and book value $8.58 per share. Maybe this is a good time to remind us of what your share buyback authorization is, whether that would be accretive to earnings to buy back and book value to buy back today; and what your thoughts are when you weigh share buybacks compared to acquisition opportunities and how you view your balance sheet today. Thank you.

Richard Kahlbaugh: So, good morning. Relative to the balance sheet, we believe it to be extremely strong. I'm pleased to announce that we fully expect to upsize our credit facility with Wells Fargo here in the next 30 days. So, I think both the lenders and we believe that the balance sheet would support an upsize facility, and I think the cash flows in the business would support it.

Relative to buyback, we are always looking at ways to increase value. That is one we are considering and that the Board is considering, but at this time I think it's a little premature because we've reached no conclusions. However, that being said, I can tell you that we have $7 million authorized to buy back shares.

Operator: Thank you. Our next question is coming from Randy Binner with FBR capital markets. Please proceed with your question.

Jason Oetting: Good morning. This is Jason Oetting on behalf of Randy this morning.

Richard Kahlbaugh: Morning.

Jason Oetting: My first-good morning. My first question is kind of following up on the last one. So, if I look at the gross proceeds of 83.5 million, looks like we have about 6-or I mean, 6 million that was not used to pay down debt. Is that-was that already used for something? Was it earmarked? I'm just kind of wondering if that's going into like a general corporate bucket or how should I think of that remaining 6 million.

Walter Mascherin: Hi, Jason. It's Walter Mascherin. You know, at year-end, we used all the proceeds to pay down debt, but we did have a gain on sales. There is the a liability associated with that. We do have some obligations that are coming due in the first quarter here where we have to make a tax payment and we will need to use some of those proceeds to make it-do just that, but, yes, we ended up with more cash on the balance sheet at year-end, but there are some obligations that we have to make in the first quarter.

Jason Oetting: Okay. That's helpful; and then obviously as you guys said in your prepared commentary, were doing one segment now, but I think it might be helpful when looking at people's expectations versus the results. Could you give any metrics around your payment protection versus the BPO business as far as it's concerning the continuing operations? Maybe if you could talk about what the operating income for each piece was and maybe margins there, that would be helpful.

Richard Kahlbaugh: Well, you know, we report one segment so let's just talk about, you know, the-I mean, historically the BPO segment has run roughly at a 50% margin. We expect although they're embedded in one segment today, we expect that margin to continue and certainly, you know, there's nothing that would suggest that that will not be the case.

Relative to payment protection, the margin there runs between kind of the mid-30s to high 30s and we would expect nothing less than that group kind of going forward, but again, we don't management it as a segment but if we did, that's where we would expect that margin to be. Then, of course, when you overlay the warranty space and the warranty business that we take in today, the margin there is a little thinner, and when you combine all those given the relative sizes, that kind of drives you down to that 32 to 34% range, and that's what we would expect over the whole business and that's what we're predicting for the year.

Jason Oetting: Okay. Fair enough. And lastly, I'm just curious now that you have a full year of results for both ProtectCELL 4Warranty, how have those businesses come in versus your original expectations when you made the acquisitions? I guess…

Richard Kahlbaugh: Well, I can say without hesitation or reservation we purchased those businesses to be the vanguard of our efforts to grow our Warranty space and we have not been disappointed at all. We expect the growth to continue in both operations, albeit in 4Warranty a little bit slower than the Mobile Handsets space which is a very fast-grower. We think the teams both at 4Warranty and ProtectCELL are exceptionally capable at growing their businesses and we're proud to be associated with them.

Jason Oetting: All right. Thank you very much.

Operator: Thank you. As a reminder, if you'd like to be placed in the question queue, please press star, one on your telephone keypad. If you're on a speaker phone, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for further questions.

If there are no further questions at this time, I'd like to turn the floor back over to Management for any further or closing comments.

Richard Kahlbaugh: Thank you very much for joining us today. Obviously, we've done a lot with the Company in one year and we think we're poised for a great 2014 and we look forward to reporting to you the results in a few short months, so talk to you soon. Thank you. Bye-bye.

Operator: Thank you. That does conclude today's teleconference. You may disconnect your lines at this time and have a wonder day. We thank you for your participation today.